Exhibit 10.2

                                    AGREEMENT

      This AGREEMENT (the "Agreement") is made this 20th day of January, 2004, by and among BRANDPARTNERS GROUP, INC., a Delaware corporation with a principal place of business at 60 East 42nd Street, Room 1241, New York, New York ("BPTR"), WILLEY BROTHERS, INC., a New Hampshire corporation with a principal place of business at Rochester, New Hampshire (the "Company"); JAMES M. WILLEY of Rye, New Hampshire, individually and THOMAS P. WILLEY of Stratham, New Hampshire, individually (collectively, the "Consultants," and individually or a "Consultant"); and James M. Willey as trustee of the JAMES M. WILLEY TRUST - 1995 and Thomas P. Willey as trustee of THE THOMAS P. WILLEY REVOCABLE TRUST OF 1998 (collectively the "Holders" and individually a "Holder").

      WHEREAS, each of the Employees, respectively, and the Company are parties to an Employment Agreement dated January 11, 2001, as amended ("Employment Agreements");

      WHEREAS, James M. Willey, individually and as trustee of the James M. Willey Trust - 1995, Thomas P. Willey, individually and as trustee of The Thomas
P. Willey Revocable Trust of 1998, and Financial Performance Corporation n/k/a BrandPartners Group, Inc. entered into a certain Stock Purchase Agreement dated January 11, 2001, as amended ("SPA");

      WHEREAS, BPTR issued to each of the Holders a term note dated January 11, 2001, as amended, in the original principal amount of Three Million Seven Hundred Fifty Thousand Dollars ($3,750,000) pursuant to the SPA (individually, a "Term Note" and collectively, the "Term Notes" as more specifically defined in the SPA);

      WHEREAS, BPTR issued to each of the Holders a term note dated January 11, 2001, as amended, in the original principal amount of One Million Dollars ($1,000,000) pursuant to the SPA (individually, a "24-Month Note" and collectively the "24-Month Notes" as more specifically defined in the SPA);

      WHEREAS, pursuant to, and in accordance with the terms and conditions of, the SPA, BPTR has agreed to pay to each of the Holders certain Earn-Out (as that term is defined in the SPA) obligations;

      WHEREAS, the Company and each of the Consultants entered into an agreement dated May 15, 2003 superceding each of the Employment Agreements in their entirety ("Settlement Agreement");

      WHEREAS, the Company and each of the Consultants subsequently entered into a first amendment to the Settlement Agreement dated June 16, 2003 ("First Amendment"), a second Settlement Agreement dated September 30, 2003("Second Amendment") with the Second Amendment providing for an option for a third extension of the Settlement Agreement which was invoked by BPTR ("Third Amendment") (collectively the "Amendments");

      WHEREAS, the Third Amendment has expired and BPTR and each of the Holders desire to enter into a new agreement to settle all claims against and outstanding obligations owed to each of the Consultants and/or the Holders by BPTR pursuant to the SPA on the terms and conditions set forth herein; and

      WHEREAS, BPTR, the Company and each of the Holders and Consultants wish to settle all their respective claims against each other.

      NOW, THEREFORE, in consideration of the mutual promises set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Settlement Consideration.

      Upon the full and final payment of two million dollars ($2,000,000) (the "Note Payments") (one million dollars ($1,000,000) of the Note Payments payable to each of the Holders), in cash or other immediately available funds in installments as set forth below, the settlement of certain obligations as set forth in Section 7 below shall be effective. The Note Payments shall be made in the ordinary course of business from funds received by BPTR by way of an equity infusion in BPTR or other funds available for such purpose. It is expressly understood that the Company and BPTR by way of their ninth amendment to the credit facility with Fleet Capital Corporation ("Fleet") have obtained the consent of Fleet to permit the Company and BPTR to satisfy the promissory notes from funds received by way of equity infusions. The Note Payments shall be made by BPTR as follows: (i) separate payments of $500,000 each in favor of The James
M. Willey Trust-1995 and The Thomas P. Willey Revocable Trust of 1998 contemporaneous with the execution of the Agreement; (ii) separate payments of $250,000 each in favor of The James M. Willey Trust-1995 and The Thomas P. Willey Revocable Trust of 1998 on or before April 15, 2004, subject to a five day grace period, time being of the essence; and (iii) separate payments of $250,000 each in favor of The James M. Willey Trust-1995 and The Thomas P. Willey Revocable Trust of 1998 on or before July 15, 2004, subject to a five day grace period, time being of the essence. Upon full and final payment of the Note Payments, in cash or other immediately available funds, the escrow agent ("Escrow Agent") under that certain Escrow Agreement among BPTR, the Company, the Holders and the Escrow Agent, dated as of even date herewith (the "Escrow Agreement"), shall release the releases to the appropriate parties as described in Section 8 below. In the event that the Note Payments are not made when due, subject to the applicable grace period, the Escrow Agent shall mark the releases "cancelled" and promptly, and in any event not later than two (2) business days following such payment due date, return the releases to the appropriate parties and shall return the 24-Month Notes to the respective Holders (each of which notes shall remain in full force and effect with any Note Payments that have been made as of the date of such default to be deemed to have been applied to accrued and unpaid interest prorata and then to principal on each of the new subordinated promissory notes evidencing Note Payment obligations). In the event that the Note Payments are made in full, the 24-Month Notes shall be discharged and any and all Earn-Out obligations under the SPA shall be cancelled, forgiven and satisfied in full.

2. Termination of Employment.

      2.1 Contemporaneously with the execution of this Agreement, all Employment Agreements previously entered into by and between the Company and/or BPTR with Consultants are terminated with all obligations satisfied and no further obligations on the part of either party except as expressly provided for in this Agreement.

3. Consulting.

      3.1 From commencement of this Agreement and continuing until January 1, 2005 unless earlier terminated as provided in Section 3.4 below (the "Consulting Term"), at the request and direction of the Company's Chief Executive Officer and/or Chief Operating Officer, and subject to each Consultant's schedule, the Consultants shall provide consulting services to the Company in the area of national and regional account sales. Work is to be performed at such location as the Company may reasonably designate. The Company shall provide reasonable notice of assignments which shall in any event not be less than two week's notice.

      3.2 During the Consulting Term, the Company agrees to pay each Consultant the rate of $1,000.00 per day, or any portion thereof, for services rendered in his capacity as a consultant for the Company, including travel time in connection with providing such services. Consulting fees shall be paid within fifteen (15) days of presentation of an invoice from the Consultant.

      3.3 During the Consulting Term, the Company agrees to reimburse each Consultant the cost of reasonable expenses incurred in the performance of his consulting services upon presentation of expense statements or vouchers or such other supporting information as the Company may reasonably require of the Consultant.

      3.4 Either party may terminate the consulting engagement upon ninety (90) days written notice to the other parties. In the event that one of the Consultants terminates his rights and obligations pursuant to this Section 3, then the rights and obligations of the non-terminating Consultant shall continue unaffected by such termination.

4. Health Benefits.

      4.1 The Company shall continue during the Consulting Term to provide each of the Consultants and their respective spouses with comprehensive health benefits. Upon termination of the Consulting Term for any reason, the Company shall continue to provide to each Consultant and his spouse comprehensive health benefits at the same coverage level as provided to the respective Consultant as of December 31, 2003, until such time as such Consultant or his spouse, as appropriate, becomes eligible for Medicare coverage (the "Post-Term Heath Benefits").

5. Restrictions.

      5.1 Confidentiality. Each Consultant acknowledges that, in the course of his engagement as a consultant, he has had and will have access to and has become and will become aware of and informed of confidential and/or proprietary information that is a competitive asset of the Company, its parents, subsidiaries and affiliates, including, without limitation the terms of agreements or arrangements between the Company and third parties, marketing strategies, marketing methods, development ideas and strategies, personnel training and development programs, financial results, strategic plans and demographic analyses, trade secrets, business plans, product designs, statistical data, and any non-public information concerning the Company, its employees, suppliers, or customers (collectively, "Confidential Information"). The Consultant will keep all Confidential Information in strict confidence while employed or engaged as a consultant by the Company and thereafter and will not directly or indirectly make known, divulge, reveal, furnish, make available or use any Confidential Information (except in good faith in the course of his regular authorized duties on behalf of the Company and for the benefit of the Company). The Consultant's obligations of confidentiality hereunder will survive the termination of this Agreement, until and unless any such Confidential Information becomes, through no fault of the Consultant, generally known to the public or the Consultant is required by law to make disclosure (after giving the Company notice and an opportunity to contest such requirement). The Consultant's obligations under this Section 5.1 are in addition to, and not in limitation or preemption of, all other obligations of confidentiality which the Consultant may have to the Company under general legal and/or equitable principles.

      5.2 Non-Solicitation. During the Consulting Term and ending two (2) years after the expiration or termination of the Consulting Term, the Consultant shall not, without the prior written consent of the Company, directly or indirectly,
(i) solicit or encourage any employee of the Company to leave the employ of the Company, (ii) hire any employee who has left the employ of the Company within one (1) year of the termination of such employee's employment with the Company, or (iii) solicit or induce any customer, client or account of the Company, or encourage any customer, client, account, supplier or other party conducting business with the Company to change or alter the conduct of such business in any manner which adversely effects the Company or its business or operations.

      5.3  Non-Compete.  During the Consulting  Term and for a period ending two
(2) years after expiration or termination of the Consulting Term, the Consultant agrees that he will not, in any manner, be engaged directly or indirectly, within the United States of America, its territories and possessions (or for such lesser period of time or for such lesser geographical areas as may be determined by a court of law


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

or equity to be a reasonable limitation on such competitive activities) as an employee, partner, officer, director, representative, consultant, agent, stockholder, member or otherwise, in competition with the business which the Company or any of its affiliates or subsidiaries are conducting, or are planning to conduct, at the time of the expiration or termination of the Consulting Term; provided, however, nothing shall prohibit the Consultant from owning up to 4.9% of the outstanding securities of any such company, the capital stock of which is publicly traded.

      5.4 Non-disparagement. During the Consulting Term and thereafter, (i) each Consultant agrees not to take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of the Company, or any of its parents, subsidiaries or affiliates, or the business reputation or good name of the Company, or any of its parents, subsidiaries or affiliates, or to make any other statement which would be otherwise detrimental to the interests of the Company, or any of its parents, subsidiaries or affiliates, and
(ii) the Company, together with its parents, subsidiaries and affiliates, agrees not to take any action or make any statement the effect of which would be, directly or indirectly, to impair the goodwill of the Consultants, or the business reputation or good name of the Consultants, or to make any other statement which would be otherwise detrimental to the interests of the Consultants.

      5.5 Injunctive Relief. Since the Company and the Consultants will be irreparably damaged if the provisions of this Section 4 are not specifically enforced, such parties shall be entitled to an injunction or any other appropriate decree of specific performance (without the necessity of posting any bond or other security in connection therewith) restraining any violation or nonfulfillment of the covenants under this Section 5 by the other party(ies). Such remedies shall not be exclusive and shall be in addition to any other remedy, at law or in equity, which the parties may have for any breach or threatened breach of this Section 5 by the other party(ies).

6. Acknowledgment of Outstanding Balances and Exchange.

      6.1 The parties hereto hereby acknowledge that the following accurately reflects the principal balance of the designated obligations (reflecting the aggregate owed to the Consultants and/or the Holders) as of the date hereof, and that all payments in respect of such obligations required or permitted to be made as of such date have been made:

            Term Notes (aggregate)
            $7,500,000

            24-Month Notes (aggregate)
            $2,000,000

            Earn-Out (aggregate)
            $500,000

            The parties hereto further agree that the Term Notes as reflected above will be (i) amended, effective January 11, 2001, to reflect a fixed interest rate of five and three quarters percent (5.75%), the minimum applicable federal rate as of such date, and (ii) exchanged, cancelled and forgiven in consideration of and concurrently with the execution of this Agreement, issuance of Subordinated Promissory Notes for $1,000,000 each ($2,000,000 in the aggregate) by BPTR in favor of Holders (in the form and substance attached hereto as Exhibit B), and payment of the first installment pursuant to the Subordinated Promissory Notes in the amount of $500,000 each ($1,000,000 in the aggregate).

7. Settlement of Certain Obligations.

      7.1 Upon the full and final  payment of all Note  Payments  as outlined in
Section 1, the outstanding Earn-Out obligations shall be deemed to have never been created.

      7.2 Upon the full and final  payment of all Note  Payments  as outlined in
Section 1, except as expressly set forth herein, all of the parties' respective rights, restrictions and obligations under the SPA shall be deemed terminated. Notwithstanding the foregoing, the rights of the Consultants and/or the Holders pursuant to Section 5.3 of the SPA shall survive the execution and delivery of this Agreement, the closing of the transactions contemplated by this Agreement, and the full and final payment of the Note Payments.

      7.3 Upon the full and final  payment of all Note  Payments  as outlined in
Section 1, the 24-Month Notes shall be cancelled and forgiven, and the Escrow Agent shall release the 24-Month Notes to BPTR.

8. Release.

      8.1 Upon the completion of all Note Payments as outlined in Section 1, the parties' respective general releases, in form and substance as attached hereto as Exhibit A, shall be released by the Escrow Agent to the respective beneficiaries thereunder.

      8.2 Notwithstanding anything to the contrary in this Agreement, in the event the Holders at any time and at their sole option (to be exercised collectively) direct the release and discharge of the 24-Month Notes from escrow prior to completion of the Note Payments per the terms of this Agreement, the general releases by BPTR and the Company in favor of the Consultants and Holders held in escrow shall be immediately released from escrow and delivered to the Consultants and the Holders. Such release of the 24-Month Notes by the Holders prior to satisfaction of the Note Payments per the terms of this Agreement shall not relieve BPTR or the Company of any obligation, including without limitation any payment obligations, under this Agreement.

9. Representations and Warranties of BPTR and the Company.

      BPTR and the Company each covenants, warrants and represents to the Consultants and Holders as follows:

      9.1 Corporate Organization; Good Standing. BPTR is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New Hampshire. BPTR, the Company and each of its respective subsidiaries has all requisite power and authority and all necessary licenses and permits to own and operate its properties and to carry on its business as now conducted and, as the case may be, to enter into and perform its obligations under this Agreement, and the transactions contemplated hereby.

      9.2 Legal, Valid and Binding Obligations; Authorized. This Agreement and any other documents executed by or on behalf of BPTR and/or the Company in connection with the transactions contemplated hereby or thereby each constitutes the legal, valid and binding obligation of BPTR and the Company, enforceable in accordance with the respective terms hereof and thereof, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by equitable principles. The execution, delivery and performance of this Agreement and the other documents contemplated hereby by BPTR and/or the Company are within the corporate powers of BPTR and the Company and have been duly authorized by all necessary corporate action and do not require any stockholder approval, or approval or consent of any trustee or holders of any indebtedness or obligations of BPTR or the Company except such as have been duly obtained.

      9.3 No Conflicts. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement conflicts or will conflict with or results or will result in a breach of the terms, conditions or provisions of, or constitute, or will on the due date of any installment of the Note Payments constitute, a default under, the Certificate of Incorporation or the By-Laws of BPTR or the Company or a material breach or violation of or default under or grounds for termination of, or an event which with the lapse of time or notice and the lapse of time could cause a default under or breach or violation of, or grounds for termination of, any note, indenture, mortgage, license, title retention agreement or any other agreement or instrument to which BPTR or the Company, is a party or by which BPTR, the Company or any of their respective assets is bound, or would result in the creation of any lien, charge or other security interest or encumbrance upon any property or asset or right of BPTR or the Company, or violate, require consent or filings under any existing law, order, rule regulation, writ, injunction or decree of any union or any government, governmental department, commission, board, bureau, agency, body or court, domestic or foreign, having jurisdiction over BPTR, the Company or any of their respective properties. No governmental authorization, approval, order, license, permit, franchise or consent, and no registration, declaration or filing with any governmental authority is required, in connection with the execution, delivery and performance of this Agreement by BPTR and the Company.

      9.4 Certain Proceedings. There is no pending action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any federal, state, local or foreign governmental or quasi-governmental body or arbitrator involving BPTR or the
Company and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, this Agreement or any of the transactions contemplated herein. To BPTR's knowledge and/or to the Company's knowledge, no such action, arbitration, audit, hearing, investigation, litigation, or suit has been threatened.

      9.5 No Undisclosed Liabilities. BPTR and the Company have no liabilities or obligations of any nature, whether known or unknown and whether absolute, accrued, contingent, or otherwise which do not have and could not reasonably be expected to have, individually or in the aggregate, a material adverse effect, except for liabilities or obligations reflected or reserved against in BPTR's most recent Form 10-Q filed with the Securities and Exchange Commission (the "Form 10-Q") and current liabilities incurred in the ordinary course of business since period ending date of such Form 10-Q.

      9.6 Absence of Changes and Events. Since the period ending date of the Form 10-Q, BPTR, the Company, and their respective subsidiaries have conducted their business only in, and have not engaged in any transaction other than according to, the ordinary and usual course of such business in a manner consistent with its past practice, and there have not been (i) any changes in the business, condition (financial or otherwise), results of operations of BPTR, the Company, or their respective subsidiaries or any development or combination of developments of which BPTR has knowledge that, individually or in the aggregate, have had or are reasonably likely to have a material adverse effect;
(ii) any material damage, destruction or other casualty loss with respect to any material asset or property owned, leased or otherwise used by BPTR, the Company, and their respective subsidiaries, whether or not covered by insurance; or (iii) any change by BPTR or the Company in its accounting practices, principles or methods.

      9.7 Governmental Consent. Except for federal and state securities laws, no consent, approval or authorization of, or filing, registration or qualification with, any person is necessary or required on the part of BPTR or the Company in connection with the execution and delivery of this Agreement and the other documents and transactions contemplated hereby to which BPTR or the Company is a party, or compliance with the terms hereof or thereof.

      9.8 Third Party Consents. BPTR and the Company have obtained any and all consents necessary or required in connection with the execution and delivery of this Agreement and the other documents and transactions contemplated hereby or compliance with the terms hereof or thereof, including, without limitation, the Consent of Fleet Capital Corporation, Canaan Partners, and each party to


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

a debt or equity investment in BPTR or the Company, the proceeds of which will be used to pay BPTR's obligations hereunder.

      9.9 Payment Restrictions. Except for monthly compensation payments pursuant to existing agreements with members of the Board of Directors BPTR, payment of base compensation and reimbursement of reasonable expenses pursuant to the existing employment agreement between BPTR/the Company and James Brooks and derivative securities granted to James Brooks and members of the Board of Directors of BPTR or the Company pursuant to existing agreements and reimbursement of reasonable expenses incurred in connection with their services on the board, BPTR and the Company warrant and represent and agree that BPTR will not redeem any securities and will not make any payment directly or indirectly to any member of the Board of Directors of BPTR or the Company until such time as it has made the final Note Payments as outlined in Section 1 of this Agreement. Notwithstanding the foregoing exception, neither BPTR nor the Company will make any payment of bonus compensation, directly or indirectly, to any executive officer of BPTR or to James Brooks, in any capacity, until such time as it has made the final Note payments as outlined in Section 1 of this Agreement.

10.      Miscellaneous.

      10.1 Notice. All notices, requests, consents or other communications to be sent or given under this Agreement shall be in writing and shall be delivered by hand, overnight courier, certified mail or electronic facsimile, in each case with written confirmation of receipt. Notice to any party shall be deemed received on the day of delivery if delivered, with confirmation of receipt, by electronic facsimile, by courier or by hand during normal business hours, and the following day if delivered after normal business hours. Delivery of all notices shall be made to the following persons at the address provided or such other person or address as a party shall designate by written instrument provided to the other parties:

If to the Consultants or the Holders:

James M. Willey
P.O. Box 487
Rye Beach, New Hampshire 03871
overnight delivery address:
536 Central Road
Rye, New Hampshire 03870

Thomas P. Willey
18 Winding Brook Drive
Stratham, New Hampshire 03885

With a copy to:

William V.A. Zorn, Esq.
McLane, Graf, Raulerson & Middleton
  Professional Association
P.O. Box 326
Manchester, New Hampshire 03105-0326
overnight delivery address:
900 Elm Street
Manchester, New Hampshire 03101
Facsimile: 603-625-5650

If to BPTR or the Company:

BrandPartners Group, Inc.
60 East 42nd Street, Room 1241
New York, New York 10165


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

Attn: James Brooks and Jennifer G. Buesser, Esq.
Facsimile: 212-370-0579

With a copy to:

Joseph Baratta, Esq.
Baratta & Goldstein
597 Fifth Avenue
New York, New York 10017
Facsimile:  212-750-8297

      10.2 Entire Agreement. This Agreement constitutes the entire Agreement among the parties hereto with respect to the subject matter hereto and supersedes all prior correspondence, conversations and negotiations.

      10.3 Interpretation Guidelines. In this Agreement: the use of any gender shall include all genders; the singular number shall include the plural and the plural the singular as the context may require; whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms; the words "include," "including," and "such as" shall each be construed as if followed by the phrases "without being limited to"; the words "herein," "hereof," "hereunder" and words of similar import shall be construed to refer to this Agreement as a whole and not to any particular Section hereof unless expressly so stated; the section headings herein are for convenience of reference only and shall not affect in any way the interpretation of any of the provisions hereof.

      10.4 No Presumption Against Drafter. Each of the parties hereto has participated in the negotiation and drafting of this Agreement. In the event that there arises any ambiguity or question of intent or interpretation with respect to this Agreement, this Agreement shall be construed as if drafted jointly by all of the parties hereto and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

      10.5 Expenses. BPTR and/or the Company shall bear its own attorneys' fees and expenses and the reasonable attorneys' fees and expenses not to exceed $17,500.00 in the aggregate incurred by Consultants and the Holders in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby. BPTR and the Company agree that such fees and expenses of the Consultants and the Holders shall be payable promptly upon presentation of an invoice from the attorneys for the Consultants and the Holders.

      10.6 Assignment. Neither party may assign or otherwise transfer this Agreement or any of its rights or obligations hereunder to any third party without the prior without the prior written consent of the other parties, except that each of the Company and BPTR may assign this Agreement to a purchaser of all or substantially all of its assets; provided that any such assignee shall have provided the Consultants with adequate assurance of future performance, agreed in writing to assume the obligations of the assignor and to be bound by the terms of this Agreement, and provided the other parties hereto with copies of such assumption. If a party assigns this Agreement or any right created hereby without such an exception and without the prior written consent of the other parties, as the case may be, the assignment shall be null and void.

      10.7 Counterparts; Facsimile Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original instrument and all of which together shall constitute a single document. Signatures and other longhand notations transmitted by electronic facsimile shall be deemed to be original for purposes of the construction and enforcement of this Agreement.

      10.8 Modification/Termination. No modification or termination of this Agreement shall be valid unless such modification or termination is in writing and signed by each of the parties hereto. If the Note Payments are not made on or before the dates set forth in Section 1 of this Agreement or under any applicable cure periods, this Agreement shall automatically terminate on such date, except for Sections 2, 3, 4, and 8.2 which shall survive, and the parties' respective obligations under the SPA (including the Earn-Out), and the 24-Month Notes shall remain in full force and effect if not previously released and discharged per this Agreement.

      10.9 Waiver. No waiver of any provision of this Agreement shall be valid unless in writing and signed by the person or party against whom charged.

      10.10 Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if the invalid or unenforceable provision was omitted.

      10.11 Governing Law and Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New Hampshire, without regard to conflict of laws principles. The parties, to the extent that they can legally do so, hereby consent to service of process, and to be sued, in the State of New Hampshire and consent to the jurisdiction of the courts of the State of New Hampshire and the United States District Court for the District of New Hampshire, as well as to the jurisdiction of all courts to which an appeal may be taken from such courts, for the purpose of any suit, action or other proceeding arising out of any of their obligations hereunder or with respect to the transactions contemplated hereby, and expressly waive any and all objections they may have to venue in such courts.


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                            Intentionally Left Blank

      IN WITNESS WHEREOF, the parties hereto have set their hands, duly authorized where applicable, as of the date and year first above written.


WITNESSES                           /s/ Thomas P. Willey
                                    -----------------------------------
                                    THOMAS P. WILLEY


                                    /s/ James M. Willey
                                    -----------------------------------
                                    JAMES M. WILLEY


                                    THE THOMAS P. WILLEY REVOCABLE TRUST OF 1998

                                    By: /s/ Thomas P. Willey
                                        -------------------------------
                                        Thomas P. Willey, Trustee


                                    JAMES M. WILLEY TRUST - 1995

                                    By: /s/ James M. Willey
                                        -------------------------------
                                        James M. Willey, Trustee


                                    BRANDPARTNERS GROUP, INC.

                                    By: /s/ James F. Brooks
                                        -------------------------------
                                    Name:  James F. Brooks
                                    Title: Chief Executive Officer

                                    WILLEY BROTHERS, INC.

                                    By: /s/ James F. Brooks
                                        -------------------------------
                                    Name:  James F. Brooks
                                    Title: Chief Executive Officer and President